Exhibit 99.1

For Immediate Release

Patrick Industries, Inc. Completes Acquisition of Precision Painting, Inc., Carrera Custom Painting, Inc. and Millennium Paint, Inc.

ELKHART, IN – June 9, 2014 – Patrick Industries, Inc. (NASDAQ: PATK) (“Patrick” or the “Company”) announced today the acquisition of the businesses and certain assets of Bremen and Elkhart, Indiana-based Precision Painting, Inc., Carrera Custom Painting, Inc., Millennium Paint, Inc., and TDM Transport, Inc. (collectively, the “Precision Painting Group” or “Precision”). The Precision Painting Group is comprised of three full service exterior full body painting operations that also offer interior refurbishing and painting for both OEMs and existing recreational vehicle (“RV”) and fleet owners, and a transportation operation that services their in-house customers. The Precision Painting Group, in the aggregate, has projected 2014 annual revenues of approximately $28 million.

“The acquisition of the Precision Painting Group, the industry leader in premium exterior full body painting, adds to our stable of high quality innovative decorative product lines that will help to continue to bring added value to our customer base,” said Todd Cleveland, President and Chief Executive Officer of Patrick. “Consistent with our acquisition model, we are excited to have the opportunity to allow the entrepreneurial spirit of these operations to continue to thrive while supporting the businesses with the financial and operational foundation that will enable them to align with our Company mission of bringing the highest quality products, service and value to our customers. In addition, the acquisition of Precision will complement our strong base of operational talent and experience, as well as our core values and culture driven by our ‘Customer 1st’ performance-oriented culture.”

Todd Hundt, President and Founder of Precision said, “After partnering with Mike Leman, Dan Miller, and the exceptional team at Precision for more than 13 years, I am both excited and energized to join the Patrick organization whose core values, competencies, relationships, and customer first approach mirror those that we have worked hard to build and maintain on a consistent high quality basis. Mike, Dan and I look forward to becoming a part of the Patrick team, while still having the freedom and additional resources to continue to drive the growth of our brands. Patrick is a natural fit for our operation, and the additional manufacturing expertise and financial resources that they bring can help propel Precision to the next level.”

The purchase of Precision was funded under the Company’s existing credit facility and includes the acquisition of accounts receivable, inventory, prepaid expenses, and machinery and equipment. Patrick will continue to operate the businesses on a stand-alone basis under the Precision, Carrera and Millennium brand names in their existing facilities. The Company expects the acquisition to be immediately accretive to 2014 net income per share.

“Precision’s excellent reputation in the industry, which has been built upon years of providing high quality products and service and industry leading expertise to its customer base, will allow us to establish a strong presence in the painting market while providing opportunities to expand our array of products and services to the RV market through existing sales channels,” said Mr. Cleveland. “We are honored to have the opportunity to partner with Todd, Mike, and Dan, and their team, and motivated by the challenge to uphold the highly respected legacy that they have created in the industry. Additionally, we are excited about bringing our two companies together to maximize resources, synergies and buying power, strengthen customer relationships through value added innovation and intuitive designs, bring a broad spectrum of products and price points to our customer base, and improve overall profitability through the continued execution of our strategic plan.”

About Patrick Industries

Patrick Industries, Inc. (www.patrickind.com) is a major manufacturer of component products and distributor of building products serving the recreational vehicle, manufactured housing, kitchen cabinet, office and household furniture, fixtures and commercial furnishings, marine, and other industrial markets and operates coast-to-coast through locations in 10 states. Patrick’s major manufactured products include decorative vinyl and paper laminated panels, countertops, wrapped profile mouldings, slide out trim and fascia, cabinet doors and components, hardwood furniture, fiberglass bath fixtures, interior passage doors, exterior graphics, and slotwall panels and components. The Company also distributes drywall and drywall finishing products, electronics, wiring, electrical and plumbing products, cement siding, interior passage doors, roofing products, laminate and ceramic flooring, shower doors, furniture, fireplaces and surrounds, interior and exterior lighting products, and other miscellaneous products.

Forward-Looking Statements

This press release contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: the impact of any economic downturns especially in the residential housing market, pricing pressures due to competition, costs and availability of raw materials, availability of commercial credit, availability of retail and wholesale financing for residential and manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, levels of repossessed residential and manufactured homes, the financial condition of our customers, retention and concentration of significant customers, the ability to generate cash flow or obtain financing to fund growth, future growth rates in the Company’s core businesses, the ability to effectively manage the costs and the implementation of the new enterprise resource management system, the successful integration of acquisitions, stock price fluctuations, interest rates, oil and gasoline prices, the outcome of litigation, adverse weather conditions impacting retail sales, and our ability to remain in compliance with our credit agreement covenants. In addition, national and regional economic conditions and consumer confidence may affect the retail sale of recreational vehicles and residential and manufactured homes. The Company does not undertake to update forward-looking statements, except as required by law. Further information regarding these and other risks, uncertainties and factors is contained in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, and in the Company's Form 10-Qs for subsequent quarterly periods, which are filed with the Securities and Exchange Commission (“SEC”) and are available on the SEC’s website at www.sec.gov.

Contact:

Julie Ann Kotowski

Patrick Industries, Inc.

574-294-7511 / kotowskj@patrickind.com